Execution Version

AMENDMENT

This AMENDMENT (this “Amendment”) dated as of January 10, 2012 (the “Effective Date”) between MOTORSPORT, LLC (fka Enerfund Motorsport, LLC) (the “Purchaser”), TOM HAAPANEN (“Haapanen”), JACK DURBIN (“Durbin”), NANCY SCHILKE (“Schilke”) and ERIC GILBERT (“Gilbert” and collectively with Haapanen, Durbin and Schilke, the “Sellers”) amends that certain Stock Purchase Agreement (the “SPA”) dated December 17, 2010 between Motorsport LLC and the Sellers. All capitalized terms not otherwise defined herein shall have the meaning so prescribed in the SPA. Parties shall mean the Sellers and the Purchaser.

WHEREAS, the Parties mutually agree that it is in the best interest of the Parties to restructure the terms of the transaction contemplated by the SPA as provided herein.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Second Payment Amount. The Purchaser shall pay the Second Payment Amount as follows: (a) US$300,000 in cash paid in four equal annual installments of US$75,000 (each an “Installment” and collectively the “Modified Second Payment Amount”) beginning on the date of the closing of this amendment (the “Amendment Closing”) and with each subsequent Installment being due and payable on each annual anniversary of the Amendment Closing until the Modified Second Payment Amount is paid in full and (b) the Purchaser’s parent company, Net Element, Inc. (OTC:NETE) ("Net Element"), shall issue to the Sellers an aggregate of 1,333,333 shares (the "Second Payment Shares") of Net Element common stock (“NETE Stock”), which Second Payment Shares shall be delivered to the Sellers at the Amendment Closing. The Modified Second Payment Amount shall be allocated among and paid to the Sellers and the Second Payment Shares shall be allocated among and issued to the Sellers in accordance with each Seller's relative percentage ownership of the Interests as set forth in Schedule II of the SPA. Upon payment in full to the Sellers of the Modified Second Payment Amount and delivery to the Sellers of the Second Payment Shares in accordance with this Section, the Purchaser's obligations pursuant to Section 1.2(b) of the SPA shall be deemed to have been satisfied in full.

2.          Exercise of Option. Notwithstanding anything in the SPA to the contrary, the Purchaser shall exercise the Option (and purchase the Retained Interests from the Sellers) on the Amendment Closing for a purchase price consisting solely of the issuance by Net Element of 3,333,333 shares (the "Option Shares") of NETE Stock , which Option Shares shall be delivered to the Sellers at the Amendment Closing. The Option Shares shall be allocated among and issued to the Sellers in accordance with each Seller's relative percentage ownership of the Retained Interests as set forth in Schedule III of the SPA. On the Amendment Closing, each of the Sellers shall deliver to the Purchaser stock certificates representing all of the Retained Interests owned by such Seller as set forth in Schedule III of the SPA duly endorsed or accompanied by duly executed assignment documents reasonably acceptable to the Purchaser in blank. Each of the Sellers hereby represents, warrants and covenants to the Purchaser that: (a) such Seller is the sole and exclusive owner of such Retained Interests free and clear of all liens, claims and encumbrances of any kind, and will transfer and deliver to the Purchaser at the Amendment Closing valid title to such Retained Interests free and clear of all liens, claims and encumbrances of any kind; (b) such Seller is not a party to any option, warrant, right, call, pledge, put or other contract, agreement, instrument, document or arrangement providing for the disposition or acquisition of such Retained Interests; (c) neither the execution and delivery of this Amendment nor the consummation of the transactions contemplated by this Section 2 will, with or without the passage of time or both, conflict with, result in a breach or violation of or require any authorization, consent, approval or other action by or notice to any Person under any contract, agreement, instrument, document or arrangement to which such Seller is bound or affected; and (d) there are no actions, suits, proceedings, orders or investigations pending or threatened against such Seller which would adversely affect such Seller's performance under this Section 2.

3.          Amendment Closing. The Amendment Closing shall be deemed to have occurred upon (a) the execution and delivery by the Parties of this Amendment; (b) the payment by the Purchaser to the Sellers of the first Installment of the Modified Second Payment Amount in accordance with Section 1; (c) the issuance and delivery to the Sellers of the Second Payment Shares in accordance with Section 1; (d) the issuance and delivery to the Sellers of the Option Shares in accordance with Section 2; (e) the execution and delivery to the Purchaser of the stock certificates representing all of the Retained Interests in accordance with Section 2; and (f) each of the Sellers having executed and delivered to the Purchaser the representation letter contemplated by Section 6.

4.          Security Interest/Unwind. Following the Amendment Closing, the Sellers will no longer retain a right to unwind any of the transactions contemplated by the SPA pursuant to Section 1.9 of the SPA or any other provision of the SPA or otherwise. Therefore, from and after the Amendment Closing, Section 1.9 of the SPA shall be deleted and replaced in its entirety as follows:

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“1.9           Security Interest. As security for the payment of the Modified Second Payment Amount as provided in the Amendment to this Agreement, the Purchaser shall cause Motorsport (and any other entity having any rights in such Domain) to grant to the Sellers a security interest in the Domain which shall be held in escrow until such payment is made in full. In addition to the escrow, which is agreed to be for the benefit of the Sellers, the Sellers are permitted to perfect their security interest in the Domain by filing Uniform Commercial Code forms as provided by Florida Statutes Chapter 679. Upon payment in full of the Modified Second Payment Amount in accordance with the Amendment to this Agreement, such security interest shall automatically terminate and the Domain shall be released from such escrow and the Sellers agree from time to time to execute and deliver such further and other reasonable documents, certificates, instruments and amendments and to do all matters and things which may be reasonably convenient or necessary to more effectively and completely carry out such termination and release.”

5.          Brokers, Finders or Financial Advisors. Neither the Sellers, nor the Purchaser, have employed any investment banker, broker, finder nor any other intermediary (for the avoidance of doubt, expressly excluding attorneys or accountants) in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

6.          Representation Letters. Each of the Sellers acknowledges that the issuances to him of NETE Stock contemplated pursuant to this Agreement are intended to be exempt from the registration requirements of applicable United States federal and state securities laws and applicable non-U.S. securities laws (including, without limitation, the laws of Canada and the provinces thereof). Accordingly, each of the Sellers shall execute and deliver to the Purchaser a representation letter in the form provided by Net Element. Each of the Sellers understands that Net Element is relying in part upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, covenants, agreements, acknowledgments and understandings of such Seller set forth in such representation letter in order to determine the availability of such exemptions and the eligibility of such Seller to acquire shares of NETE Stock pursuant to this Agreement.

7.          Signatures. This Amendment may be executed in several counterparts or counterpart signature pages, and all so executed shall constitute one agreement notwithstanding that all of the undersigned are not signatories to the original thereof or the same counterpart or counterpart signature page. A facsimile or PDF of a signature to this Amendment shall be deemed and treated for all purposes of execution to be as valid as an original signature thereto.

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8.          Interpretation. As used in this Amendment, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. Words such as "herein," "hereinafter," "hereof," "hereby" and "hereunder" and the words of like import refer to this Amendment, unless the context requires otherwise. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The term "dollars" or the symbol "$" means United States Dollars. References to Sections refer to the sections of this Amendment unless the context requires otherwise.

9.          SPA Remains in Full Force and Effect. Except as amended hereby, the terms and provisions of the SPA shall remain in full force and effect, and the SPA is in all respects ratified and confirmed. On and after the Effective Date, each reference in the SPA to the "Agreement," "herein," "hereinafter," "hereof," "hereby" and "hereunder" and words of like import shall mean and be a reference to the SPA as amended by this Amendment.

10.        Amendments; Waivers. No provision of this Amendment may be amended except by a written instrument signed by the Purchaser and the Sellers. No provision of this Amendment may be waived except in a written instrument signed by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Amendment shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

11.        Headings. The headings herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

12.        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, legal representatives, successors and permitted assigns. The Sellers may not assign this Amendment or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign this Amendment or any of the rights or obligations hereunder to an affiliate of the Purchaser without the prior written consent of the Sellers, but may not assign this Amendment to a non-affiliate without the prior written consent of the Sellers.

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13.         No Third-Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

14.         Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the principles of conflicts of law thereof.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

PURCHASER:

ENERFUND MOTORSPORT, LLC

By:	/s/ Mike Zoi
Name: Mike Zoi
Title: Managing Member

SELLERS:

/s/ Tom Haapanen
Name: Tom Haapanen

/s/ Eric Gilbert
Name: Eric Gilbert

/s/ Nancy Schilke
Name: Nancy Schilke

/s/ Jack Durbin
Name: Jack Durbin

NET ELEMENT (solely with respect to the provisions hereof relating to the issuance of shares of NETE Stock):

NET ELEMENT, INC.

By:	/s/ Mike Zoi
Name: Mike Zoi
Title: Chief Executive Officer

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